Exhibit 10.4.2
CHIP AND PULPLOG SUPPLY AGREEMENT AMENDMENT
THIS AGREEMENT made as of the 1st day of January, 2008.
BETWEEN:
CATALYST PAPER CORPORATION, 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia, as managing partner for and on behalf of CATALYST PAPER, a general partnership of Catalyst Paper Corporation and Catalyst Pulp Operations Limited
(“Catalyst”)
AND:
TIMBERWEST FOREST CORP. and TIMBERWEST FOREST COMPANY, a general partnership of TimberWest Forest Corp. and TimberWest Holdings Ltd., 2300 — 1055 West Georgia Street, Vancouver, British Columbia
(collectively “TimberWest”)
WHEREAS:
A.
TimberWest supplies chips and pulplogs to Catalyst pursuant to an agreement dated June 23, 1997 entitled “Amended and Restated Chip and Pulplog Supply Agreement” as amended to the date hereof (the “Existing Agreement”) now between Catalyst (as successor to 3264891 Canada Limited and 3264912 Canada Limited) and TimberWest (as successor to TimberWest Forest Limited); and

B.	The parties have agreed to amend the Existing Agreement in consideration of certain changes to other agreements between Catalyst and TimberWest;
THEREFORE in consideration of the premises and the mutual covenants hereafter set out and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
1.	Definitions.
In this Agreement:
(a)	unless otherwise defined herein, terms used in this Agreement that are defined in the Existing Agreement have corresponding meanings;
(b)	“Chip and Pulplog Supply Agreement” means the Existing Agreement as amended by this Agreement and as further amended, replaced or restated from time to time;
(c)	“Closure Date” means May 9, 2008;

(d)	“Elk Falls Sawmill” means the Elk Falls sawmill facility located at Campbell River, British Columbia adjacent to Catalyst’s Elk Falls pulp and paper mill;
(e)	“Log Supply Option Agreement” means the agreement between the parties dated the date of this Agreement and entitled “Log Supply Option Agreement” as amended, replaced or restated from time to time;
(f)
“TFL 46 Supply Agreement” means the agreement made as of the 5th day of May, 2004 entitled “Chip and Residual Fibre Delivery Agreement” now between TimberWest Forest Corp. (as successor to TFL Forest Ltd.) and Teal-Jones Group, as amended, replaced or restated from time to time; and

(g)
“Timber Harvesting Management Agreement Amendment” means the agreement between the parties dated the date of this Agreement amending the Amended and Restated Timber Harvesting Management Agreement dated the 1st day of January, 1998 now between Catalyst (as successor to Fletcher Challenge Canada Limited and TimberWest (as successor to TimberWest Forest Limited).

2.	Modifications to Chip Commitment
2.1.	Change to Chip Commitment. Effective upon the Closure Date:
(a)
TimberWest’s obligation under Section 2.1 of the Existing Agreement to supply Catalyst with Chips produced from TimberWest Facilities shall cease and be replaced with the obligations of TimberWest under the Log Supply Option Agreement and Section 2.2 of this Agreement;

(b)	the term “TimberWest Facilities” in the Chip and Pulplog Supply shall be replaced with the following:
“TimberWest Facilities” means all facilities in the Coastal Area in which any of TimberWest or any of its Affiliates acquires an interest subsequent to January 1, 2008 and which produces Chips;
(c)	Sections 2.3, 2.4 and 2.5 below shall apply in lieu of Section 2.2 of the Existing Agreement; and

(d)	the Existing Agreement will be amended as set out in Article 3.

2.2.
TFL 46 Supply Agreement. TimberWest will direct Teal Jones Group to deliver to Catalyst the maximum volume of Chips available for sale and delivery to Catalyst under the TFL 46 Supply Agreement in accordance with the terms and conditions of the TFL 46 Supply Agreement (the “Teal-Jones Direction”) and will, if so requested by Catalyst, assign TimberWest’s rights under the TFL 46 Supply Agreement to Catalyst. TimberWest hereby represents and warrants to Catalyst that, to the knowledge of TimberWest as of the date hereof, the TFL 46 Supply Agreement is in full force and effect, unamended and there is no default by TimberWest or Teal Jones Group thereunder and hereby agrees that:

(a)
until TimberWest has assigned its rights under the TFL 46 Supply Agreement to Catalyst, TimberWest will perform its obligations and, at the request of Catalyst, use commercially reasonable efforts to enforce performance of Teal Jones Group’s obligations under the TFL 46 Supply Agreement;

(b)	TimberWest will not revoke or withdraw the Teal-Jones Direction; and
(c)	TimberWest will not amend or agree to amend the TFL 46 Supply Agreement without the consent of Catalyst, such consent not to be unreasonably withheld.
2.3.	Priority Rights. TimberWest will not sell, transfer or otherwise dispose of any Chips produced from TimberWest Facilities unless:
(a)	TimberWest provides Catalyst with the following:
(i)	a first opportunity to negotiate an agreement for the purchase and sale of such Chips; and

(ii)
if TimberWest receives a third party offer to purchase any such Chips which it intends to accept or negotiates an agreement with a third party in respect of the purchase and sale of such Chips, the right to purchase such Chips on terms and conditions no less favourable to Catalyst than the proposed offer or agreement; and

(b)
any agreement it enters into in respect of such Chips after complying with Subsection 2.3(a) has a term of no more than five years (taking into account any potential renewal or evergreen replacement provisions).

For greater certainty, any Chips delivered to Catalyst after July 1, 2010 pursuant to an agreement with Catalyst under this Section 2.3 will mitigate the reduction in the Timber Harvesting Management Fee (as defined in the Timber Harvesting Management Agreement Amendment) in accordance with the Timber Harvesting Management Agreement Amendment as long as such agreement and the Chips delivered thereunder meet all of the requirements of Section 2.4 of the Timber Harvesting Management Agreement Amendment applicable to commitments for an alternative supply of Chips.
2.4.	Exclusions. The commitment by TimberWest in Section 2.3 shall exclude the volume of Chips which is subject to commitments in respect of the sale of Chips which:
(a)	are in effect at the date the facility or operation becomes a TimberWest Facility or part of its operations and are assumed, and are required to be assumed, as part of the acquisition; or
(b)	are granted to the vendor thereof as a requirement of the acquisition.

TimberWest will use all commercially reasonable efforts to minimize the term and extent of the commitments described in Subsections (a) and (b) (for greater certainty, foregoing a material reduction in purchase price or other material benefit under the acquisition agreement as a condition to minimizing the term and extent of such commitments would not be commercially reasonable) and will not agree to extend their term by way of amendment, renewal, replacement or otherwise unless to not agree to such extension could reasonably be expected to have unreasonable and materially adverse consequences for TimberWest.
2.5.	Elk Falls Sawmill.
(a)	If TimberWest recommences operation of the Elk Falls Sawmill after the Closure Date, the Elk Falls Sawmill will be a TimberWest Facility for the purposes of Section 2.3 of this Agreement.
(b)
If TimberWest sells the Elk Falls Sawmill to a third party purchaser which acquires both the land and the fixtures and equipment comprising the Elk Falls Sawmill, TimberWest will ensure that as part of such a sale that the third party purchaser enters into an agreement with Catalyst in a form acceptable to Catalyst, acting reasonably, granting priority rights to Catalyst to the Chips produced from the Elk Falls Sawmill on terms and conditions corresponding to Section 2.3 of this Agreement.

(c)
If Catalyst enters into an agreement with TimberWest or other operator of the Elk Falls Sawmill to purchase Chips produced from the Elk Falls Sawmill (which for the purposes of this subsection, includes any new facility at the site of the current Elk Falls Sawmill) pursuant to the priority rights referred to in this Section, then Chips delivered after July 1, 2010 under such an agreement will mitigate the reduction in the Timber Harvesting Management Fee (as defined in the Timber Harvesting Management Agreement Amendment) in accordance with the Timber Harvesting Management Agreement Amendment as long as such agreement and the Chips delivered thereunder meet all of the requirements of Section 2.4 of the Timber Harvesting Management Agreement Amendment applicable to commitments for an alternative supply of Chips.

3.	Other Changes to Existing Agreement
3.1.	Deletion of Inapplicable Provisions. From and after the Closure Date, Articles 3, 4, 5, 6, 7 and 10 of the Existing Agreement shall cease to apply.
3.2. Modification to Existing Provisions. From and after the Closure Date:
(a)	Sections 11.1 and 12.3 of the Existing Agreement shall apply only to Pulplogs;
(b)	Section 14.1 and Section 14.2 of the Existing Agreement shall be deleted and replaced with the following as Sections 14.1 and 14.2:

14.1	Dispositions by TimberWest
TimberWest will not, without the prior written consent of Catalyst:
(a)
sell, transfer or otherwise dispose of a material part of the Timber Tenures except to a purchaser, transferee or assignee (an “Assignee”) that has agreed, as a condition of such purchase, to be bound by the terms of this Agreement, such agreement to be evidenced by the Assignee entering into such formal agreements as Catalyst may reasonably require and which will give effect to an assignment by TimberWest to the Assignee of an interest in this Agreement to the extent required by such assignment; or

(b)
grant any harvest rights in respect of the Timber Tenures to any person other than Catalyst unless the holder of such harvest rights enters into an agreement in such form as Catalyst may reasonably require to ensure that the Pulplogs included in such harvest or timber sales, or an equivalent volume, will be available to Catalyst on the terms and conditions of this Agreement; or

(c)	mortgage, charge, grant a security interest in or otherwise encumber a material part of the Timber Tenures except in compliance with Section 14.4;
and TimberWest will not otherwise assign any part of its interest in this Agreement except by way of an assignment of amounts payable to TimberWest under this Agreement from time to time.
14.2	Material Part
For the purposes of this Article a “material part of the Timber Tenures” means any portion of the Timber Tenures the disposition of which would materially affect the ability of TimberWest to fulfil the terms of this Agreement or could reasonably be expected to result in a material reduction in the volume of Pulplogs available to Catalyst under this Agreement and, for the purposes of determining the application of Section 14.1 to a disposition of any part of the Timber Tenures:
(a)	a series of transactions that could reasonably be viewed as related will be considered as a single disposition; and

(b)
any exchange of assets in which any part of the Timber Tenures are disposed of but are replaced concurrently with other assets that become part of the Timber Tenures will not constitute a disposition of a material part of the Timber Tenures if, as a result of such exchange, the ability of TimberWest to fulfil the terms of this Agreement and the volume of Pulplogs available to Catalyst under this Agreement is not materially affected.

TimberWest may, at its option, notify Catalyst of any transaction TimberWest proposes to enter into that involves the acquisition or disposition of any tenure or right to harvest timber that is or could be used in connection with TimberWest’s logging operations and any notice given by TimberWest to Catalyst under this Section may include a request that Catalyst advise TimberWest of Catalyst’s position regarding the application of this Article to the proposed transaction, including whether or not an asset is a material part of the Timber Tenures and whether or not any draft agreement proposed by TimberWest under Section 14.1 meets Catalyst’s reasonable requirements. Catalyst agrees to respond promptly (and in any event not more than 15 Business Days after receipt of such notice) to any such request made by TimberWest and failure of Catalyst to respond during such period will be deemed to be confirmation that Catalyst does not consider this Article to apply to such transaction.
(c) Articles 15 and 16 of the Existing Agreement shall apply only to Pulplogs.
4.	General
4.1.	Existing Agreement. This Agreement forms part of and is to be read together with the Existing Agreement. The Existing Agreement as amended by this Agreement remains in full force and effect.
4.2.	Binding Effect. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF the parties have executed this Agreement.
CATALYST PAPER CORPORATION
as managing partner for and on behalf of
CATALYST PAPER

Per:

Per:

TIMBERWEST FOREST CORP. on its own behalf
and as managing partner for and on behalf of
TIMBERWEST FOREST COMPANY

Per:

Per: